Exhibit 23.10

Plante & Moran, PLLC Suite 600 8181 E. Tufts Avenue Denver, CO 80237 Tel: 303.740.9400 Fax: 303.740.9009 plantemoran.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 20, 2021, with respect to the financial statements of UpHealth Holdings, Inc. as of and for the year ended December 31, 2020 contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Plante & Moran, PLLC
Plante & Moran, PLLC

Denver, Colorado

March 20, 2021